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EXHIBIT 99.1

                                 AMENDMENT NO. 1
                                       TO
                             1996 STOCK OPTION PLAN
                                       OF
                    CELLULAR TECHNICAL SERVICES COMPANY, INC.
                          (Effective December 14, 1998)

         Paragraph 2 of the 1996 Stock Option Plan of Cellular Technical Services Company, Inc. is hereby amended to increase the aggregate number of shares of Common Stock for which options may be granted under the Plan from 1,100,000 to 1,850,000 (all such shares reflecting the unadjusted values of such shares as of the original effective date of the Plan).


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